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                                                               Exhibit 4(f)

                ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

                                     ENDORSEMENT


This endorsement applies to the following class of individuals when the Owner, Joint Owner (if applicable), Annuitant and Joint Annuitant (if applicable) are all within the group set forth below:

     [Any employee of the Company located at its Principal Office or at off-site locations if such employees are on the Company's Principal Office payroll; any director of the Company; any retiree who elects to retire on his/her retirement date; the immediate family members of those persons identified above residing in the same household; and any beneficiary who receives a death benefit under a deceased employee's or retiree's progess sharing plan.

     For purposes of the above class of individuals, "the Company" includes affiliates and subsidiaries; "immediate family members" means children, siblings, parents and grandparents; "retirement date" means an employee's early, normal or late retirement date as defined in the Company's Pension Plan or any successor plan; and "progress sharing" means the First Allmerica Financial Life Insurance Company Employee's Incentive and Pofit Sharing Plan or any successor plan.]

Eligibility for the class is based upon the Owner's, Joint Owner's (if applicable), Annuitant's and Joint Annuitant's (if applicable) status on the Issue Date.

This contract is amended as of its Issue Date as follows:

1. The Payment Credit Percentage on page [3] of the contract is replaced by [5%.]

2. The first paragraph of the "Payment Credits" provision on page [14] of the contract is replaced by the following:

       "Each time the Owner makes a Payment to the contract, the Company will credit an amount equal to or greater than the product of such Payment and (1% plus the Payment Credit Percentage). This amount will be credited to the contract's Accumulated Value. Each Payment Credit will be allocated in the same manner as its corresponding Payment."

3. The second paragraph of the "Value of the Fixed Account" on page [15] of the contract is replaced by the following:

       "The value of the Fixed Account on any date is the sum of amounts allocated to the Fixed Account plus interest compounded and credited daily at the rates applicable to those amounts. The value of the Fixed Account will be at least equal to the minimum required by law in the State in which this contract is delivered.

       In addition, on each contract anniversary, an amount equal to 1.0% of the contract's Accumulated Value, net of any contract loan, if applicable, will be credited to the Fixed Account.

                              Signed for the Company by:


FORM 3275-99{FORM PROD}